Exhibit 10.2

Restricted Stock Unit Agreement for
Outside Directors under
Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Director and Assured Guaranty Ltd. (the “Company”):

WITNESSETH THAT:

WHEREAS, the Company maintains the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “Plan”), and the Director has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Unit Award under the Plan; and

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Director, as follows:

1. Terms of Award. The following words and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)                                  The “Director” is _______________.

(b)                                 The “Grant Date” ______________________________.

Other words and phrases used in this Agreement are defined pursuant to paragraph 14 or elsewhere in this Agreement.

2. Restricted Stock Unit Award. This Agreement specifies the terms of the “Restricted Stock Unit Award” granted to the Director. Subject to the terms of this Agreement and the Plan, the Director is hereby granted the right to receive _________ shares (“Restricted Stock Units”) at the “Delivery Date,” which shall be ______________.(1) [Alternate Delivery Date:  (must use when share guidelines have not been met) on or about the sixth month anniversary of the date the Director ceases to be a director of Assured Guaranty Ltd.]  Notwithstanding the foregoing, if the Director ceases to be a director of the Company by reason of his death or Disability (as defined in paragraph 3), and the Restricted Period with respect to the Restricted Stock Units has ended under the terms of paragraph 3, then the Delivery Date for the shares shall be the date immediately following the date on which the Director ceases to be a director, or as soon as practicable thereafter.

3. Restricted Period. Subject to the limitations of this Agreement, the “Restricted Period” for the Restricted Stock Units shall begin on the Grant Date and end on the day immediately prior to the next annual shareholders meeting during which elections for directors are held following the Grant Date.

The Restricted Period shall end prior to the date specified above to the extent set forth below:

(1) This should be a date occurring after the vesting date.

(a)           The Restricted Period shall end on the date the Director ceases to be a director of the Company (and is not otherwise employed by the Company or its Subsidiaries), if the Director ceases to be a director of the Company by reason of his Disability or death. The Director shall be considered to have a “Disability” if the Nominating and Governance Committee of the Board of Directors determines that he is unable to serve as a Director as a result of a medically determinable physical or mental impairment.

(b)           The Restricted Period shall end upon a Change in Control (as defined in the Plan), provided that such Change in Control occurs on or before the date the Director ceases to be a director of the Company.

4. Transfer and Forfeiture of Shares. If the Restricted Period with respect to the Restricted Stock Units ends on or before the date the Director ceases to be a director of the Company, then at the end of such Restricted Period, the Restricted Stock Units shall be fully vested, and shall be transferred to the Director free of all restrictions on the Delivery Date. If the Restricted Period with respect to the Restricted Stock Units does not end on or before the date the Director ceases to be a director of the Company, then as of the date the Director ceases to be a director of the Company, the Director shall forfeit all Restricted Stock Units.(2)

5. Transferability. Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the Delivery Date.

6. Dividends. The Director will be credited with additional Restricted Stock Units to reflect dividends payable with respect to shares during the period between the Grant Date and the Delivery Date, with the increase in the number of Restricted Stock Units equal to the number of shares which could be purchased with the dividends (assuming each Restricted Stock Unit was a share), based on the value of such share at the time such dividends are paid. The Restricted Stock Units credited on account of the preceding sentence (other than extraordinary dividends, as determined by the Committee) shall be fully vested at the time of crediting to the Director, and distribution shall be made with respect to such Restricted Stock Units on the Delivery Date. Extraordinary dividends shall be vested in accordance with the same schedule as the Restricted Stock Units to which such extraordinary dividends are attributable. No dividends shall be credited to or for the benefit of the Director for Restricted Stock Units with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Director has forfeited those Restricted Stock Units.

7. Director’s Rights to Shares. Prior to the Delivery Date, (a) the Director shall not be treated as owner of the shares, shall not have any rights as a shareholder as to those shares, and shall have only a contractual right to receive them, unsecured by any assets of the Company or its subsidiaries; (b) the Director shall be not permitted to vote the Restricted Stock Units; and (c) the Director’s right to receive such shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Plan.

8. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by

(2) The Award will not continue to vest if a person ceases to be a Director of the Company but continues to be an employee of the Company.

merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Director under this Agreement have not been delivered at the time of the Director’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Director in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Director fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Director, any rights that would have been exercisable by the Director and any benefits distributable to the Director shall be distributed to the legal representative of the estate of the Director. If a deceased Director designates a beneficiary and the Designated Beneficiary survives the Director but dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

9. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons.

10. Plan Governs. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Director from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

11. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Director, at the Director’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

12. Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Unit Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Director an amount equal to the fair market value of such fractional share.

13. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Director and the Company without the consent of any other person.

14. Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

IN WITNESS WHEREOF, the Director has executed the Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Assured Guaranty Ltd.

By:
Its:
Director: